Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

POLYRIZON LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1) (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units consisting of:	Rule 457(o)	—	—	$9,625,500.00	0.0001102	$1,060.74
Fees to be Paid	Equity	(i) Ordinary shares, no par value (3)	—	—	—	—	—	—
Fees to be Paid	Equity	(ii) Warrants to purchase ordinary shares (3)	—	—	—	—	—	—
Fees to be Paid	Equity	Pre-funded units consisting of:	Rule 457(i)	—	—	—	—	—
Fees to be Paid	Equity	(i) Pre-funded warrants to purchase ordinary shares (3)	—	—	—	—	—	—
Fees to be Paid	Equity	(ii) Warrants to purchase ordinary shares (3)	—	—	—	—	—	—
Fees to be Paid	Equity	Ordinary shares issuable upon exercise of the warrants (4)	Rule 457(o)	—	—	$27,129,937.50	0.0001102	$2,989.72
Fees to be Paid	Equity	Ordinary shares issuable upon exercise of the pre-funded warrants	—	—	—	—	—	—
Fees to be Paid	Equity	Underwriter’s warrants to purchase ordinary shares (5)	Rule 457(g)	—	—	—	—	—
Fees to be Paid	Equity	Ordinary shares issuable upon exercise of the underwriter’s warrants (6)	Rule 457(g)	—	—	$721,912.50	0.0001102	$79.56
Fees to be Paid	Equity	Ordinary shares, no par value, of the Selling Shareholders	Rule 457(o)	—	—	$10,827,527.48	0.0001102	$1,193.20
	Total Offering Amounts					$48,304,877.48		$5,323.22
	Total Fees Previously Paid							$9,514.31
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares, or Ordinary Shares, registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of Ordinary Shares that the representative of the underwriters has the option to purchase to cover over-allotments, if any.

(3)	No separate fee is required pursuant to Rule 457(i) of the Securities Act.

(4)	There will be issued three warrants, or each, a Warrant, each to purchase one Ordinary Share, for every one Ordinary Share offered. The Warrants are exercisable at a per share price equal to the price per Ordinary Share included in the Unit.

(5)	In accordance with Rule 457(g) under the Securities Act, because the Ordinary Shares underlying the Warrants are registered hereby, no separate registration fee is required with respect to the Warrants registered hereby.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s warrants is equal to 125% of $577,530 (which is equal to 6% of $9,625,500).